SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement

[  ]     Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

[X ]     Definitive Proxy Statement

[  ]     Definitive Additional Materials

[  ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           REGENCY CENTERS CORPORATION
                (Name of Registrant as Specified in Its Charter)
                   ------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

(1)      Title of each class of securities to which transaction applies:
         _______________________________________________________________________

(2)      Aggregate number of securities to which transaction applies:
         _______________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________________________

(4)      Proposed maximum aggregate value of transaction:
         _______________________________________________________________________

(5)      Total fee paid:

(6)      _______________________________________________________________________

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:
         _______________________________________________________________________

(2)      Form, schedule or registration statement no.:
         _______________________________________________________________________

(3)      Filing party:
         _______________________________________________________________________

(4)      Date filed:
         _______________________________________________________________________

                           REGENCY CENTERS CORPORATION

                                 ---------------

                           NOTICE AND PROXY STATEMENT

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 2002

TO THE HOLDERS OF COMMON STOCK:

         PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Tuesday, May 7, 2002, at 9:00 A.M., Eastern time, in the Omni Ballroom, Omni Hotel, 245 Water Street, Jacksonville, Florida.

         The meeting will be held for the following purposes:

         1. To elect three Class III Directors to serve terms expiring at the annual meeting of shareholders to be held in 2005 and until their successors have been elected and qualified.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The shareholders of record at the close of business on March 22, 2002 will be entitled to vote at the annual meeting.

         We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. You may also vote via the Internet, or by telephone, as instructed on the enclosed proxy. If you are able to attend the meeting, you may revoke your proxy and vote in person.

                                       By Order of the Board of Directors,


                                       J. Christian Leavitt
                                       Senior Vice President, Secretary
                                         and Treasurer
Dated:   April 4, 2002

                                TABLE OF CONTENTS
                                                                            Page

VOTING SECURITIES.............................................................2
         Standstill...........................................................4

PROPOSAL 1:  ELECTION OF DIRECTORS............................................5
         Section 16(a) Beneficial Ownership Reporting Compliance..............8

         Board of Directors and Standing Committees...........................8

AUDIT COMMITTEE REPORT.......................................................10
 Compensation Committee Report on Executive Compensation.....................11
COMPARATIVE STOCK PERFORMANCE................................................15
EXECUTIVE COMPENSATION.......................................................16
CERTAIN TRANSACTIONS.........................................................19
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.....................................20
OTHER MATTERS................................................................20
SHAREHOLDER PROPOSALS........................................................20
ANNUAL REPORT................................................................21
EXPENSES OF SOLICITATION.....................................................21

                           Regency Centers Corporation

                       121 West Forsyth Street, Suite 200
                           Jacksonville, Florida 32202

                                 ---------------

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                       SHAREHOLDERS TO BE HELD MAY 7, 2002

         This proxy statement and the enclosed form of proxy are first being sent to shareholders of Regency Centers Corporation on or about April 4, 2002 in connection with the solicitation by Regency's board of directors of proxies to be used at Regency's 2002 annual meeting of shareholders. The meeting will be held on Tuesday, May 7, 2002, at 9:00 A.M., Eastern time, in the Omni Ballroom of the Omni Hotel, 245 Water Street, Jacksonville, Florida.

         The board of directors has designated Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by (1) giving written notice to Regency's Secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. If you have access to the Internet you may vote your proxy electronically at the address on your proxy card. Please carefully follow the directions on your proxy card.

         If necessary, the holders of the proxies may vote in favor of a proposal to adjourn the meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the meeting. If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies that have effectively been revoked or withdrawn).

                      VOTING ELECTRONICALLY OR BY TELEPHONE

         If your shares are registered in your own name (instead of through a broker or other nominee), you can vote your shares on the Internet by following the instructions at the Internet voting website at www.proxyvotenow.com. Shareholders voting via the Internet should understand that they may be required to bear costs associated with electronic access, such as usage charges from their Internet access providers and telephone companies.

         If your shares are held in an account at a brokerage firm or bank participating in a "street name" program, you may already have been offered the opportunity to elect to vote using the Internet. A number of brokerage firms and banks are participating in a program for shares held in "street name" that offers Internet voting options.

         To vote by telephone, you should dial (toll-free) 1-888-216-1308; you will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions.

         The giving of a proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting or to change your vote electronically or by telephone.

         Regency reserves the right to cancel the electronic voting or telephone voting program at any time.

                                VOTING SECURITIES

         The record of shareholders entitled to vote was taken at the close of business on March 22, 2002. At such date, Regency had outstanding and entitled to vote 58,109,679 shares of common stock, $.01 par value, and 1,487,507 shares of Series 2 cumulative convertible redeemable preferred stock, $.01 par value. The Series 2 preferred stock votes together with the common stock as a single class. Each share of voting stock entitles the holder to one vote. Holders of a majority of the outstanding voting stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

         The following table shows information relating to the beneficial ownership as of March 22, 2002 of (1) each person known to Regency to be the beneficial owner of more than 5% of Regency's voting stock, (2) each director and nominee, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

                Amount and Nature of Shares Beneficially Owned(1)

                                                                                                                  Percent of
                                                    Number of                                                     Outstanding
                                Title of             Shares             Right to      Restricted      Percent       Voting
             Name                Class               Owned(2)          Acquire(3)       Stock(4)     of Class       Shares
             ----                -----               -----             -------          -----        --------       ------

Security Capital Group          Common             34,273,236(5)          -               -            59.0%          57.5%
    Incorporated(5)
LaSalle Investment              Common              5,810,720             -               -            10.0%           9.8%
    Management, Inc. (6)
Martin E. Stein, Jr.            Common                778,839(7)        622,827         69,800          2.5%           2.4%
Mary Lou Fiala                  Common                 45,229           233,590         70,087          *              *
Raymond L. Bank                 Common                  7,976             7,750           -             *              *
C. Ronald Blankenship           Common                  -                 -               -
A. R. Carpenter                 Common                 21,947             6,750           -             *              *
J. Dix Druce                    Common                 30,227            10,750           -             *              *
John T. Kelley, III             Common                 41,924             6,293           -             *              *
Douglas S. Luke                 Common                 20,670             9,794           -             *              *
John C. Schweitzer              Common                 12,500             5,670           -             *              *
Thomas G. Wattles               Common                     73             -               -
Terry N. Worrell                Common                121,400             6,293           -             *              *
Bruce M. Johnson                Common                 94,829           233,747         31,042          *              *
All directors and               Common              1,175,118         1,143,464        170,929          4.2%           4.2%
    executive officers as a
    group (a total of 12
    persons)

------------------------
*Less than one percent
(1) Information presented in this table and related notes has been obtained from the beneficial owner and from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)     Excludes shares that:

        o        are restricted stock holdings, or

        o        may be acquired through stock option exercises.

(3) Shares that can be acquired through stock option exercises through May 21, 2002.

(4) Shares subject to a vesting schedule, forfeiture risk and other restrictions.

(5) These shares are owned through SC Realty Incorporated, a wholly owned subsidiary of Security Capital Group Incorporated. The business address of Security Capital Group Incorporated is 125 Lincoln Avenue, Santa Fe, New Mexico 87501. Under the terms of a Merger Agreement dated December 14, 2001, Security Capital has agreed to become an indirect wholly owned subsidiary of General Electric Capital Corporation. Pending completion of the merger, Security Capital has agreed not to sell or dispose of the shares of Regency common stock beneficially owned by it.

(6) Includes the following shares which are held by LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LIMS"). LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc., a Maryland corporation, LaSalle's wholly-owned subsidiary:

                 367,784 shares held by LaSalle
                 5,442,936 shares held by LIMS

        The business address of LaSalle and LIMS is 200 East Randolph Drive, Chicago, Illinois 60601.

(7) Includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

        o 160,263 shares held by The Regency Group (Nevada) Limited Partnership, the sole general partner of which is a wholly-owned subsidiary of The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by The Regency Square Group II (Nevada) Limited Partnership, the sole general partner of which is a corporation in which all of the outstanding stock is owned by Mr. Stein and members of his family.

        o 307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II and a trustee of a trust that is also a general partner.

        o 108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II and a trustee of a trust that is also a general partner.

Standstill

         Security Capital has agreed to a "standstill" ending January 10, 2003 (renewable for additional one-year terms) in its Stockholders Agreement with Regency, as amended. A "standstill" is an agreement by a shareholder to refrain from changing its position, most frequently involving an agreement not to acquire additional shares and/or not to take certain actions relating to management or control, such as replacing one or more members of the board of directors. Under the terms of Security Capital's standstill, Security Capital may not, among other things,

         o acquire more than 60% of Regency's outstanding common stock on a fully diluted basis;

         o transfer shares in a negotiated transaction that would result in any transferee beneficially owning more than 9.8% of Regency's capital stock unless Regency approves the transfer, in its sole discretion;

         o       act in concert with any third parties as part of a 13D group;
                 or

         o seek to change the composition or size of the board of directors, except as provided in the Stockholders Agreement with respect to Security Capital's representation on the board.

         During the standstill term, Security Capital is generally required to vote its shares of common stock in accordance with the recommendation of Regency's board of directors or proportionally in accordance with the vote of the other holders of the common stock except (1) with respect to the election of Security Capital's nominees to Regency's board (as to which Security Capital can vote its shares in its sole discretion); (2) with respect to any amendment to Regency's articles of incorporation or bylaws that would reasonably be expected to materially adversely affect Security Capital; and (3) certain extraordinary matters (as to which Security Capital may vote common stock owned by it, not to exceed 49% of the outstanding shares, in its sole discretion).

         Security Capital's standstill requires it to vote at the annual meeting for the board of directors' nominees (other than Security Capital's representatives) or vote proportionally for such nominees in accordance with the vote of the other shareholders.

         Security Capital's standstill provides for automatic termination prior to the end of its stated term upon the occurrence of certain events, including the acquisition by another person or group of 9.8% or more of the voting power of Regency's outstanding voting securities and defaults by Regency under the Stockholders Agreement.

         The standstill will renew automatically for additional one-year terms unless Security Capital delivers notice of non-renewal to Regency at least 270 days before the end of the term. If Security Capital delivers notice of non-renewal by April 15, 2002, the standstill will end on January 10, 2003.

         General Electric Capital Corporation has entered into a merger agreement with Security Capital providing for Security Capital to become a wholly-owned subsidiary of General Electric. The merger is expected to close during the second quarter of 2002. Security Capital has stated in filings with the Securities and Exchange Commission that it will remain the beneficial owner of the shares of Regency common stock before and after the merger and that these shares will remain subject to the standstill. However, General Electric may also be deemed the indirect beneficial owner of those shares after the merger, resulting in an indirect change of control of Regency as a result of the merger.



                        PROPOSAL 1: ELECTION OF DIRECTORS

         Regency's Restated Articles of Incorporation divide the board of directors into three classes, as nearly equal as possible. At the meeting, three Class III Directors will be elected to serve for a three-year term. All directors will serve until their successors are elected and qualified. The board of directors has nominated John T. Kelley, III, John C. Schweitzer, and Thomas
G. Wattles to stand for reelection as Class III Directors. All nominees are presently directors. Mr. Kelley and Mr. Schweitzer were elected at the 1999 annual meeting of shareholders. Mr. Wattles was elected to the board in January 2001 to fill a vacant board seat and re-elected at the 2001 annual meeting of shareholders. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

         The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board's nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

         Under the terms of a Stockholders Agreement between Regency and Security Capital, Security Capital has the right to nominate for election by shareholders its proportionate share of the members of the board (generally not fewer than two, but no more than 49% of the directors). Mr. Blankenship and Mr. Wattles have been designated by Security Capital as its representatives to Regency's board of directors. Security Capital currently has the right to designate three more members to the board of directors, but has chosen not to do so. In connection with the Company's acquisition of assets from Branch Properties, L.P. in March 1997, Opportunity Capital Partners II Limited Partnership, a Maryland limited partnership, acquired shares of common stock in exchange for its interest in Branch. OCP had the right to nominate one member of the board so long as it retained the shares of common stock received in connection with the Branch transaction. On liquidation of OCP, a majority of its Regency stock was distributed to the Oregon Public Employees Retirement Fund. With Regency's consent, OPERF succeeded to OCP's right to nominate one board member. Mr. Raymond Bank has been designated by OPERF as its representative to Regency's board of directors.

         The board of directors of Regency recommends a vote "for" the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

         Information concerning all incumbent directors and all nominees for director, based on data furnished by them, is set forth below.

MARTIN E. STEIN, JR.
Director since 1993; Class II term expiring 2004

         Mr. Stein, age 49, is Chairman of the Board and Chief Executive Officer of Regency. He served as President of Regency from its initial public offering in October 1993 until December 31, 1998. Mr. Stein also served as President of Regency's predecessor real estate division since 1981, and Vice President from 1976 to 1981. He is a director of Florida Rock Industries, Inc., a publicly held producer of construction aggregates, Patriot Transportation Holding, Inc., a publicly held transportation and real estate company, and Stein Mart, Inc., a publicly held upscale discount retailer.


MARY LOU FIALA
Director since 1997; Class I term expiring 2003

         Mrs. Fiala, age 50, became President and Chief Operating Officer of Regency in January 1999. Before joining Regency she was Managing Director - Security Capital U.S. Realty Strategic Group from March 1997 to January 1999. Mrs. Fiala was Senior Vice President and Director of Stores, New England - Macy's East/ Federated Department Stores from 1994 to March 1997. From 1976 to 1994, Mrs. Fiala held various merchandising and store operations positions with Macy's/Federated Department Stores.


RAYMOND L. BANK
Director since 1997; Class II term expiring 2004

         Mr. Bank, age 48, has been President and Chief Operating Officer of Merchant Development Corporation, a venture capital and buy-out firm focusing on consumer retail, direct marketing, and service companies, since 1994. He has also served as President of Raymond L. Bank Associates, Inc., a consulting firm serving a diverse clientele in corporate development, retail, and direct marketing strategies, since 1991. He is a director of OfficeMax, Inc.


C. RONALD BLANKENSHIP
Director since 2001; Class I term expiring 2003.

         Mr. Blankenship, age 52, has been Director, Vice Chairman and Chief Operating Officer of Security Capital since May 1998. He was Managing Director of Security Capital from 1991 until May 1998. Prior to June 1997, he was the Chairman of Archstone Communities Trust. Mr. Blankenship is trustee of ProLogis Trust, director of BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc. and Macquarie Capital Partners, LLC. He was Interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from May 1999 until November 2001.

A. R. CARPENTER
Director since 1993; Class II term expiring 2004.

         Mr. Carpenter, age 60, was formerly Vice Chairman of CSX Corporation, a position he held from July 1999 to February 2001. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer (from 1992 to July 1999) and Executive Vice President-Sales and Marketing (from 1989 to 1992) of CSX Transportation, Inc. Mr. Carpenter is a director of Florida Rock Industries, Inc., Stein Mart, Inc. and Birmingham Steel Corporation.


J. DIX DRUCE, JR.
Director since 1993; Class II term expiring 2004.

         Mr. Druce, age 54, has been President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, since 1988, and President and director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, from October 1992 until the companies' sale in 2000. He was President and director (Chairman from May 1989 to July 1991) of National Farmers Union Life Insurance Company from 1987 to 1991, and President and director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991. Mr. Druce is a director of Florida Rock Industries, Inc. and Chairman of National P.E.T. Scan, Inc.


JOHN T. KELLEY, III
Director since 1999; standing for re-election to Class III term expiring 2005

         Mr. Kelley, age 61, was Chairman of Pacific Retail Trust's board of trustees before its merger into Regency in February 1999. He is an advisory trustee of ProLogis Trust, a director of Security Capital Group Incorporated and, formerly, a trustee of Archstone Communities Trust. From 1987 to 1991 he was Chairman of the Board of Kelley-Harris Company, Inc., a real estate investment company, and from 1968 to 1987 he was Managing Director of LaSalle Partners Limited, specializing in corporate real estate services.


DOUGLAS S. LUKE
Director since 1993; Class I term expiring 2003

         Mr. Luke, age 60, is President and Chief Executive Officer of HL Capital, Inc., a personal management and investment company. Mr. Luke was President and Chief Executive Officer of WLD Enterprises, Inc., a Ft. Lauderdale, Florida-based diversified private investment and management company with interests in securities, real estate and operating businesses from 1991 to 1998. From 1987 to 1990 he was Managing Director of Rothschild Inc./Rothschild Ventures. He is director of MeadWestvaco Corporation, a diversified paper and chemicals manufacturing company.


JOHN C. SCHWEITZER
Director since 1999; standing for re-election to Class III term expiring 2005

         Mr. Schweitzer, age 57, was a member of Pacific Retail Trust's board of trustees before its merger into Regency in February 1999. He is President of Westgate Corporation and

Managing Partner of Campbell Capital, Ltd., which holds investments in real estate and venture capital operations. Mr. Schweitzer is a trustee of Archstone Communities Trust, and a director of J.P. Morgan Chase Bank of Texas-Austin and KLRU Austin Public Television. He previously served as a director or officer of a number of public companies and financial institutions, including Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products.


THOMAS G. WATTLES
Director since 2001; standing for re-election to Class III term expiring 2005.

         Mr. Wattles, age 50, has been Managing Director of Security Capital since 1991 and a trustee of ProLogis Trust since 1993. He was a director of ProLogis' predecessor from its formation in 1991, and was Non-Executive Chairman of ProLogis from March 1997 to May 1998. Mr. Wattles was Co-Chairman and Chief Investment Officer of ProLogis and its former REIT Manager from November 1993 to March 1997, and director of the former REIT Manager from June 1991 to March 1997. Mr. Wattles is director of InterPark Holdings Incorporated and Security Capital European Realty.


TERRY N. WORRELL
Director since 1999; Class I term expiring 2003

         Mr. Worrell, age 57, was a member of Pacific Retail Trust's board of trustees before its merger into Regency in February 1999. He is a private investor in commercial properties and other business ventures. From 1974 to 1989 he was President and CEO of Sound Warehouse of Dallas, Inc. prior to its purchase by Blockbuster Music.


Section 16(a) Beneficial Ownership Reporting Compliance

         Under Section 16(a) of the Securities Exchange Act, a Form 4 reporting the acquisition or disposition of Regency equity securities by an officer, director or 10% shareholder must be filed with the Securities and Exchange Commission no later than the 10th day after the end of the month in which the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company's fiscal year. To Regency's knowledge, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required, during its 2001 fiscal year all applicable Section 16(a) filing requirements were complied with by the officers, directors, and greater than 10% beneficial owners.



Board of Directors and Standing Committees

         The board held four regular meetings during 2001. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2001.

         The board of directors has established five standing committees: an executive committee, an audit committee, a compensation committee, a nominating committee and an investment committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders' meeting.

         Executive Committee. The executive committee presently is composed of Martin E. Stein, Jr. (Chairman) or Mary Lou Fiala if Mr. Stein is unavailable, one independent non-Security Capital director, and any one independent director nominee of Security Capital. The executive committee did not meet during 2001. The executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The executive committee may not perform functions reserved under Florida law for the full board of directors and, in addition, may not declare dividends.

         Audit Committee. The audit committee presently is composed of J. Dix Druce, Jr. (Chairman), Raymond L. Bank, and Douglas S. Luke, all of whom are considered independent under the rules of the New York Stock Exchange. The audit committee met four times during 2001. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee charter was adopted in May 2000 and is reviewed annually by the audit committee. The responsibilities and functions of the audit committee include reviewing Regency's internal controls and the objectivity of its financial reporting, making recommendations regarding Regency's employment of independent auditors, and reviewing the annual audit with the auditors.

         Nominating Committee. The nominating committee presently is composed of John C. Schweitzer (Chairman), C. Ronald Blankenship, A. R. Carpenter, John
T. Kelley, III and Martin E. Stein, Jr. The nominating committee, which makes nominations for election of directors, also has responsibility for accepting nominations from shareholders. The nominating committee met once during 2001. Regency's bylaws require that any nominations by shareholders be delivered to Regency no later than the deadline for submitting shareholder proposals. See "Shareholder Proposals."

         Compensation Committee. The compensation committee presently is composed of John C. Schweitzer (Chairman), C. Ronald Blankenship and A. R. Carpenter. The compensation committee held two meetings related to reviewing 2001 annual performance and to review and approve modifications to Regency's current executive compensation plans. This committee has the responsibility of approving the compensation arrangements for senior management of Regency, including annual bonus and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which officers and directors of Regency are eligible to participate, as well as makes grants of employee stock options and other stock awards under Regency's Long-Term Omnibus Plan.

         Investment Committee. The investment committee was formed in 2001 and presently is composed of Thomas G. Wattles (Chairman), John T. Kelley, III, Terry N. Worrell and Martin E. Stein, Jr. This committee was formed to review and approve Regency's capital allocation strategy, to approve investments and dispositions exceeding certain thresholds and to review Regency's investment and disposition programs and the performance of in-process developments. The investment committee met twice during 2001.

                             AUDIT COMMITTEE REPORT

         The audit committee of the board is responsible for providing independent, objective oversight of the company's accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the New York Stock Exchange's listing standards. The audit committee operates under a written charter approved by the board of directors.

         Management is responsible for the company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

         In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the December 31, 2001 financial statements. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with audit committees). The audit committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and the audit committee discussed with the independent accountants that firm's independence.

         Based upon the audit committee's discussions with management and the independent accountants, and the audit committee's review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited consolidated financial statements in Regency's annual report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

                                           J. Dix Druce, Chairman
                                           Raymond L. Bank
                                           Douglas S. Luke

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report of the compensation committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by Regency under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Regency specifically incorporates this report or the performance graph by reference therein.

          The compensation committee of the board of directors is responsible for evaluating and establishing executive compensation and other benefit plans of Regency. The committee is composed entirely of non-employee directors.

How did Regency perform in 2001?

         The committee believes that considering Regency's key objectives for 2001 and the uncertain economic environment, company management performed exceptionally well. Regency's senior management team continued to build the company's standing as the leading national owner, operator, and developer of grocery anchored neighborhood retail centers and to position the company for future earnings growth. Regency's management team produced solid increases in net income and Funds from Operations ("FFO") per share, improved the prospects for future sustainable earnings' growth, enhanced the quality of the portfolio, strengthened the balance sheet and fostered a high level of employee engagement. The total shareholder return for the year was 27%.

         Net income was $100.7 million, with earnings per share growing by 13.4% to $1.69. FFO increased to $169 million from $159 million in 2000, while per-share FFO grew by 5.3% to $2.78. Return on equity (including construction in progress) increased to 12.6% from 12%. These results reflect outstanding operating performance from the high-quality diversified portfolio of grocery-anchored community and neighborhood retail centers, a strong development program, and the execution of a self-funding center recycling initiative, which cost-effectively funded Regency's investments while maintaining the strength of the balance sheet. The company made a strategic decision to reduce the sale of core developments, which lowered development profits as a percentage of FFO to 14%. While enabling the company to own 100% of a majority of its new developments, this strategy also improved the quality of the portfolio. At December 31, 2001, Regency's total assets were $3.1 billion, representing 272 shopping centers and single-tenant properties totaling 29.1 million square feet.

         For the full-year 2001, same-property net operating income grew approximately 3.2%. In order to generate this growth, Regency renewed 1.8 million square feet or 70.6% of its expiring leases in 2001 and added 2.4 million square feet of new leases, producing combined rent growth of 10.5% compared with 8% in 2000. Occupancies also remained high at approximately 95%.

         In 2001, Regency completed 20 shopping center and build-to-suit developments at a cost of $178 million. On average, these developments were 95% leased, with an annualized unleveraged return on investment of 10.4%. The $622 million of in-process developments were 83.4% leased or committed. During the year, Regency started $156 million of new developments and closed $115 million of acquisitions.

         Regency also completed several significant financing events in 2001. By implementing the self-funding recycling initiative, the company's management team generated more than $142 million from the sale of developments, outparcels, and operating properties. The company issued $220 million of 10-year unsecured notes at an interest rate of 7.95% in January. On April 30, 2001, Regency modified and extended its $600 million unsecured revolving line of credit. Subsequent to year end, Regency issued $250 million of 6.75% 10-year unsecured notes.

         Regency's management team also enhanced its efficiency and cohesion during the year. For example, G&A as a percentage of revenue was reduced to 5% from 5.6%. In addition, an employee survey conducted by Hewitt Associates showed that Regency's employees are the most engaged employees ever surveyed by Hewitt. Eighty-eight percent indicated a desire to be employed by Regency for at least another three years.

What is Regency's philosophy of executive compensation?

         Regency's executive compensation program is incentive based, and has been designed to attract, motivate, reward and retain executives who are results oriented and capable of achieving the company's key objectives. The committee recognizes that the interests of the shareholders are best served by allowing executives the opportunity to participate in the appreciation in shareholder value through the granting of stock awards and stock options.

         The committee evaluates and establishes the company's executive compensation program based upon current market information, including comparative executive compensation studies. Regency's program is composed of both annual and long-term incentive components. Both of these forms of incentive compensation are primarily variable in nature, and designed to effectuate a pay-for-performance philosophy. This program considers management's ability to
(1) grow earnings and FFO per share (FFO is the most widely accepted measure of performance for real estate investment trusts), (2) increase returns on invested capital, (3) position the company for future earnings and FFO per-share growth, and (4) maintain a strong capital structure. Regency's philosophy is that the consistent achievement of these objectives should, over time, result in total shareholder returns that are above the average for shopping center REITs.

What are the annual incentive components?

         Base Salary. Base salaries are reviewed annually by the compensation committee. In determining appropriate base salaries, the committee considers external competitiveness in relation to Regency's current financial condition and capital resources, the roles and responsibilities of the executives, their contribution to the company's business, an analysis of job requirements and the executives' prior experience and accomplishments.

         Annual Performance Bonus. To provide additional incentive to achieve outstanding performance, the committee makes cash bonus awards based on corporate and individual performance. The compensation plan for 2001 established target cash bonuses based on achievement of quantitative and qualitative financial and operational goals for the company and those activities managed by the executive. The committee also has the discretion to increase the annual bonus in any given year to take into account what it deems high levels of performance.

What are the long-term incentive components?

         The committee strongly believes that providing executives with an opportunity to increase their ownership of common stock aligns their interests with and best serves the stockholders.

         Stock Options and Dividend Equivalents. In 2001, the company granted stock options to the executive officers as part of their performance review. Options are granted at fair market value on the date of grant, vest 25% per year, and expire after 10 years. Options also receive dividend equivalents for the first five years equal to the company's dividend yield less the average dividend yield of the S&P 500. Dividend equivalents are funded in Regency common stock, and vest at the same rate as the options upon which they are based.

         Restricted Stock Plan. Regency grants restricted stock to the executive officers based upon their contribution to the company's performance. Shares granted for 2001 performance were issued at fair market value on the date of grant, and can vest over four years. For certain executive officers, including the officers named in the compensation table, a portion of the grant vests after eight years, however, vesting may be accelerated as a result of achieving FFO per-share growth targets and other performance criteria determined by the compensation committee. Restricted stock not subject to the eight-year cliff-vesting term vests at the rate of 25% per year over four years.

         Stock Purchase Plan. In 1996, the committee structured a stock purchase plan ("SPP") that allowed certain executives to acquire Regency common stock at fair market value with a loan from the company for 95% of the purchase price with the difference paid by the executive. The company currently has loans outstanding from executives for stock purchased under the SPP in 1996 and 1997, and loans assumed as part of the merger with Pacific Retail Trust in 1999. In previous years, executives have received grants, as part of Regency's long-term incentive program, to be used to partially pay-down their outstanding loan balances. The amount of the grant is based primarily on annual company performance.

How is the CEO compensated?

         The committee's policies for determining Mr. Stein's compensation are the same as the other executives. For 2002, Mr. Stein's base compensation was increased to $440,000. As a result of 2001 performance, Mr. Stein received an incentive bonus of $535,000 and stock loan amortization of $138,129 related to the 1996 and 1997 stock purchase plans. Mr. Stein was also granted $1,485,000 of restricted stock of which $495,000 vests over four years at 25% per year, and the remainder cliff vests after eight years. Restricted stock subject to cliff vesting may be accelerated as a result of achieving FFO per-share growth targets and other performance criteria determined by the compensation committee. Mr. Stein was also granted options to purchase 31,250 shares of common stock at an exercise price of $26.40 per share, the fair market value on the date of grant. Mr. Stein continues to serve under a severance and change-in-control agreement.

How is the company addressing Internal Revenue Code limits on deductibility of compensation?

         The compensation committee is aware of the limitations imposed by
Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although Regency's plans are designed to relate compensation to performance, certain elements of the plans do not meet the tax law's requirements because they allow the compensation committee to exercise discretion in setting compensation. The compensation committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the compensation committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).

                                           John C. Schweitzer, Chairman
                                           C. Ronald Blankenship
                                           A. R. Carpenter

                          COMPARATIVE STOCK PERFORMANCE

         The graph below provides an indicator of cumulative total shareholder returns for Regency as compared with the S&P Stock Index and the NAREIT Equity Index, weighted by market value at each measurement point. The graph assumes that $100 was invested on January 1, 1996 in Regency common shares and that all dividends were reinvested by the shareholder.

                                [GRAPH OMITTED]


                     1996       1997       1998       1999       2000      2001
REGENCY CENTERS     100.00     112.34     96.92      94.97      122.90    156.06
NAREIT EQUITY I     100.00     120.26     99.21      94.63      119.58    136.24
S&P 500 INDEX       100.00     133.36     171.47     207.56     188.66    166.24

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued by Regency for services rendered during fiscal 2001, 2000 and 1999 to Regency's Chief Executive Officer and Regency's two other executive officers during the year ended December 31, 2001.


                           SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                      Annual Compensation            Compensation
                                     ----------------------  ---------------------------
                                                              Restricted     Securities
     Name & Principal                                           Stock        Underlying      SPP Loan        All Other
         Position            Year      Salary(1)    Bonus      Awards(2)    Options/SARs(3)  Awards(4)    Compensation(5)
         --------            ----      ---------    -----      ---------    ---------------  ---------    ---------------
Martin E. Stein, Jr.         2001      $425,000    $535,000   $1,485,000       31,250        $ 138,129       $  8,991
   Chairman and Chief        2000      $400,000    $500,000   $  360,000       78,261        $ 132,950       $  9,139
   Executive Officer         1999      $400,000    $520,000   $        0      125,000        $  85,213       $  9,941

Mary Lou Fiala               2001      $350,000    $372,000   $1,032,742       21,733        $       0       $ 10,052
   President and Chief       2000     $ 325,000    $345,313   $  511,875       55,639        $       0       $  9,139
   Operating Officer         1999     $ 325,000   $ 360,000   $        0       75,000        $       0       $ 10,021

Bruce M. Johnson             2001      $260,000    $195,000   $  512,450       10,784        $  58,959       $ 10,052
   Managing Director and     2000      $250,000    $187,500   $  135,000       29,348        $  65,910       $  9,139
   Chief Financial Officer   1999      $225,000    $175,000   $  100,000       30,000        $  37,268       $ 11,707

-------------------------

(1) Includes amounts deferred under the 401(k) feature of Regency's profit sharing plan.
(2) Consists of the fair market value of restricted stock awards in each of the years of grant. Sixty seven percent of the awards granted for 2001 and 2000 cliff vest after eight years, but contain provisions that allow annual accelerated vesting based upon FFO per share growth. In 2001, 18.75% of the amounts granted for 2000 with these provisions vested. All other restricted stock grants for 2001 and 2000 vest over a four-year period at the rate of 25% per year. Restricted stock granted for 1999 vests as follows: year 1 - 10%, year 2 - 20%, year 3 - 30%, year 4 - 40%. Restricted stock earns dividends at the same rate as the common stock. The executive is entitled to these dividends under the same vesting schedule as the related restricted stock. Executives do not have voting rights on unvested shares. The total number and value of restricted shares held by the named executives at December 31, 2001 are as follows:

                                        No. of
                                        Shares                  Value
                                        ------                  -----

                 Mr. Stein              70,504               $1,956,492
                 Mrs. Fiala             70,414               $1,953,984
                 Mr. Johnson            31,735               $  880,652

(3) The exercise prices of stock option grants are equal to fair market value of Regency's common stock on date of grant.
(4) Represents amounts earned by the named executive officers in the form of loan forgiveness in accordance with the terms of the stock purchase plan that is part of Regency's 1993 Long Term Omnibus Plan, primarily based upon FFO per share growth, and annual shareholder return.
(5)     The amounts shown in this column for 2001 include the following:

                                   Life Insurance        Company Contribution to            Other
                                      Premiums         401(k)/Profit Sharing Plan        Compensation
                                      --------         --------------------------        ------------

          Mr. Stein                    $1,991                    $6,000                     $1,000
          Mrs. Fiala                   $3,052                    $6,000                     $1,000
          Mr. Johnson                  $3,052                    $6,000                     $1,000

         Stock Purchase Plan. The following table sets forth as of March 1, 2002, the amounts outstanding under the SPP loan program due from each of Regency's executive officers who have outstanding loans.


                                                                                            Largest Balance
                                         SPP Loan                                          During Fiscal Year
                                         Balance                                                  Ended
Executive Officer                     March 1, 2002             Interest Rate              December 31, 2001
-----------------                     -------------             -------------              -----------------
Martin E. Stein, Jr.                     $919,867                  6%-7.3%                     $1,199,573
Bruce M. Johnson                         $657,414                  6%-7.3%                       $793,167


         Stock Options. The following table sets forth information concerning the value of unexercised options as of December 31, 2001 held by the executive officers named in the summary compensation table above.


                 AGGREGATED OPTION EXERCISES DURING FISCAL 2001
                        AND OPTION YEAR-END VALUES TABLE


                                  Number of                            Number of            Value of Unexercised
                                   Shares                             Unexercised           In-the-Money Options
                                  Acquired         Value              Options at                    at
                                    Upon         Realized          December 31, 2001         December 31, 2001
                                  Exercise         Upon              Exercisable/              Exercisable/
       Name                       Options        Exercise            Unexercisable             Unexercisable
       ----                       -------        --------            -------------             -------------

Martin E. Stein, Jr.              67,116         $346,565            473,195 (E) /           $1,628,693 (E) /
                                                                       167,607 (U)               $788,539 (U)

Mary Lou Fiala                    27,879         $140,546            133,323 (E) /             $662,660 (E) /
                                                                       108,916 (U)               $523,634 (U)

Bruce M. Johnson                  12,357          $62,774            184,388 (E) /             $544,508 (E) /
                                                                        54,385 (U)               $233,462 (U)

The following table sets forth information with respect to option grants to the executive officers named in the summary compensation table above during 2001 and the potential realizable value of such option grants.

                                         OPTION GRANTS DURING FISCAL 2001

                                                   % of
                                 Number         Total Options                                             Hypothetical
                               of Options          Granted         Exercise Price       Expiration          Value at
 Executive Officer             Granted(1)        during 2001          ($/share)            Date          Grant Date (2)
 -----------------             -------           -----------          ---------            ----          -----------

Martin E. Stein, Jr.             17,177             4.3%              $24.69            11/05/03           $39,851
                                 27,245             6.8%              $26.19            07/29/09           $63,209
                                 13,553             3.4%              $24.69            12/14/09           $31,443
                                 31,250             7.8%              $26.40            12/14/11           $72,500

Mary Lou Fiala                   15,935             4.0%              $26.19            07/29/09           $36,969
                                  8,252             2.1%              $24.69            12/14/09           $19,145
                                 21,733             5.4%              $26.40            12/14/11           $50,420

Bruce M. Johnson                  1,014             0.3%              $24.69            11/05/03            $2,352
                                  6,274             1.6%              $26.19            07/29/09           $14,556
                                  3,301             0.8%              $24.69            12/14/09            $7,658
                                 10,784             2.7%              $26.40            12/14/11           $25,020

---------------------
(1) Stock options expiring in 2011 vest 25% per year over four years. These options, if exercised, may be reloaded, but expire after 10 years. All other option grants are reload options as a result of option exercises during 2001. Under the reload feature, if the optionee pays the exercise price through the delivery of previously-owned shares of Regency's common stock, the optionee receives an additional option to purchase that number of shares of common stock as the optionee delivered in payment for such exercise. Options earn dividend equivalents units
        (DEU) that vest at the same rate as the underlying option. DEU's are credited to the participant's account annually based upon the current dividend rate of Regency common stock less the average dividend rate of the S&P 500.
(2) The estimated present value at grant date of each option granted during 2001 has been calculated to be $2.32 using the Black-Scholes option pricing model. The valuation is based upon the following assumptions:

                o    estimated time until exercise of 6.0 years

                o    a risk-free interest rate of 5.2%; a volatility rate of 20%

                o    a dividend yield of 7.3%.

        The approach used in developing the assumptions upon which the Black-Scholes valuation was calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.



         Severance and Change in Control Agreements. In March 2002, Regency amended the severance and change-of-control agreements with each of the executive officers named in the summary compensation table. In the event of termination, Mr. Stein and Mrs. Fiala would receive one and a half times their annual compensation and benefits. Mr. Johnson would receive one times his annual compensation and benefits. In the event of a change in control and termination within a subsequent two-year period, Mr. Stein and Mrs. Fiala would receive three times their annual compensation and benefits and accelerated vesting of unvested long-term incentive compensation. Mr. Johnson would receive two times his annual compensation and benefits along with the same accelerated vesting provisions. As part of the agreements, the named executives are subject to certain restrictive covenants and consulting arrangements. The agreements expire on December 31, 2007 and automatically renew for successive additional five-year terms unless either party gives written notice of non-renewal.

         Compensation of Directors. In 2001, Regency paid an annual fee of $28,000 to each of its non-employee directors who are not employees of Security Capital, plus $500 for each board committee meeting attended. Committee chairpersons receive $3,000 annually in lieu of per-meeting attendance fees. Directors' fees are currently paid in cash or shares of common stock.

         Non-employee directors also receive non-qualified options to purchase 5,000 shares of common stock each year. These options are granted immediately after each annual meeting and also entitle the director to receive dividend equivalent units on the same basis as employee optionees. The options have a term of 10 years, and have an exercise price equal to the greater of the fair market value of the common stock on the date of grant or the average trading price of the common stock for the 20 business days preceding the date of grant. The annual options vest 25% on each of the first four anniversary dates of the grant, and will become fully vested upon the involuntary termination, death or disability of the director.

                              CERTAIN TRANSACTIONS

         The audit committee of the board of directors is responsible for evaluating the appropriateness of all related-party transactions.

         Transactions with Security Capital. Regency has entered into an agreement with Macquarie Capital Partners LLC, an affiliate of Security Capital, whereby Macquarie Capital Partners LLC will act as Regency's financial advisor in connection with identifying alternative sources of capital, including arranging and structuring joint ventures or funds that owns grocery-anchored shopping centers. Fees paid to Macquarie Capital Partners LLC will be based upon a percentage (a range of 2% - 3%) of capital raised. During 2001, Regency paid approximately $1.2 million for these services. Security Capital owns 40% of Macquarie Capital Partners LLC.

         Regency has an administrative services agreement with Security Capital to provide risk management, property tax, and income tax consulting services. During 2001, the company paid Security Capital approximately $35,000 for these services.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The board of directors has selected the firm of KPMG LLP to serve as the independent certified public accountants for Regency for the current fiscal year ending December 31, 2002. That firm has served as the auditors for Regency since 1993. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

         The following table provides information relating to the fees billed to Regency by KPMG LLP for the year ended December 31, 2001.

          Audit Fees1                                               $   340,000

          Financial Information Systems Design and
          Implementation Fees
                                                                    $       -0-

          All Other Fees2:

               Analysis of Regency's construction process           $   124,479

               Consents and comfort letters in connection with
               debt offerings                                       $    96,500

               Separate audits of joint ventures                    $    95,500

               Tax compliance services                              $    82,200

               Audit of Regency's employee benefit plan             $    19,000
-------------------------

1 Audit fees include all fees and out-of-pocket expenses for services in connection with the annual audits and review of quarterly financial statements for Regency and its operating partnership, Regency Centers, L.P.
2 The audit committee discussed these services with KPMG LLP and determined that their provision would not impair KPMG LLP's independence.

                                  OTHER MATTERS

         The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                              SHAREHOLDER PROPOSALS

         Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company's proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Regency's proxy statement and form of proxy relating to the 2003 annual meeting, a written copy of their proposal must be received at Regency's principal executive offices no later than December 4, 2002. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in Regency's proxy materials. Notice to Regency of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by Regency after December 4, 2002, and the persons named in proxies solicited by Regency's board for its annual meeting of shareholders to be held in 2003 may exercise discretionary voting power with respect to any such proposal as to which Regency does not receive timely notice. To ensure prompt receipt by Regency, proposals should be sent certified mail, return receipt requested.

                                  ANNUAL REPORT

         A copy of Regency's annual report for the year ended December 31, 2001 accompanies this proxy statement. Additional copies may be obtained by writing to Miriam Giles, at Regency's principal executive offices, at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.

                            EXPENSES OF SOLICITATION

         The cost of soliciting proxies will be borne by Regency. Regency may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

         SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED. IF SUBMITTING YOUR PROXY VIA THE INTERNET PLEASE CAREFULLY FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD.

                           REGENCY CENTERS CORPORATION
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 7, 2002


         The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, appoints Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Regency Centers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 7, 2002, and any and all adjournments thereof, in the manner specified.

         1. Election of Directors nominated by the Board of Directors to serve in the following Classes:

                   Class III:      (01) John T. Kelley, III
                                   (02) John C. Schweitzer
                                   (03) Thomas G. Wattles


    [_]    FOR all nominees listed   o   WITHHOLD AUTHORITY     INSTRUCTION: To withhold authority to vote
           (except as marked to          to vote for all        for any individual nominee, strike through
           the contrary. See             nominees.              that nominee's name.
           instruction to the
           right).


           (Continued and to be SIGNED and dated on the reverse side.)

________________________________________________________________________________


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                               OR ON THE INTERNET
                     (OR BY COMPLETING THE PROXY CARD BELOW
                            AND RETURNING IT BY MAIL)


               (Available only until 3:00 pm EDST on May 6, 2002)

                        TO VOTE BY TELEPHONE OR INTERNET,
                     USE THE CONTROL NUMBER IN THE BOX BELOW

       Call Toll-Free              To vote by Internet, have this form available
  on a Touch-Tone Telephone          and follow the directions when you visit:
24 hours a day, 7 days a week                 www.proxyvotenow.com/reg
      1-888-216-1308                          ------------------------

Have this form available when
you call the toll-free number.
Then, enter your control number
and follow the simple prompts.
                                              CONTROL NUMBER FOR
                                          TELEPHONIC/INTERNET VOTING

                                                [_______]


                             Do not return this card
                   if you have voted by telephone or internet.

                   FOLD AND DETACH HERE AND READ REVERSE SIDE
--------------------------------------------------------------------------------

                          (Continued from reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ELECTION OF EACH NOMINEE.

         Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Dated:________________, 2002
                                       ________________________________(SEAL)


                                       ________________________________(SEAL)

(Please sign exactly as name or names appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)